Exhibit 99.1

Lode-Star Mining, INC 1 East Liberty Street Suite 600 Reno, NV 89501 Tel -1-775-234-5443 info@lode-starmining.com

Lode-Star Mining Announces Termination of Goldfield Bonanza Project Option

Reno, Nevada – January 14, 2022 – Lode-Star Mining Inc. (“Lode-Star” or the “Company”) (OTCQB:LSMG) announces that the Company has entered into a settlement and termination agreement (the “Settlement Agreement”) with Lode Star Gold, Inc., the former controlling shareholder of the Company (“LSG”), in order to terminate the mineral option agreement between the parties (the “Option Agreement”) pursuant to which the Company acquired its interest in the Goldfield Bonanza Project located near Goldfield, Nevada (the “Property”).

Pursuant to the Settlement Agreement, which is dated as of January 14, 2022, the Company and LSG have agreed to the immediate termination of the Option Agreement (other than certain standard provisions that will survive according to their terms), with the result that the Company will return its 20% undivided interest in and to the Property to LSG. In exchange, LSG has agreed to forgive all amounts owing by the Company to LSG under the Option Agreement, which includes approximately $2.224 million in accrued, unpaid penalty and other payments. The Settlement Agreement also includes a broad mutual release.

Importantly, the Settlement Agreement does not require LSG to surrender any portion of the 35,000,000 shares of the Company’s common stock that LSG previously received in consideration for selling the Company its 20% interest in the Property.

Mark Walmsley, President, noted “We thank Lode Star Gold for its financial relief as this significantly helps the Company move forward in its new direction.”

As disclosed in the Company’s news release dated December 30, 2021, Lode-Star recently completed the acquisition of a suite of intellectual property and related assets from Sapir Pharmaceuticals, Inc. (“Sapir”), and in particular, all of Sapir’s assets used in connection with the proprietary stabilized formulation of the Epigallocatechin-gallate (EGCG) molecule for further pharmaceutical development. The molecule is an antioxidant polyphenol with a variety of potential profound health benefits.

Contacts for Lode-Star Mining INC.

Mark Walmesley

President

Lode-Star Mining Inc.

phone : (775) 234-5443

e-mail : markw@lode-starming.com

Forward Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause LSMG's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. Forward-looking statements reflect LSMG's current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Except as required by law, LSMG assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.